Exhibit 1.1

[Translation]

ARTICLES OF INCORPORATION

As of June 23, 2005

HONDA MOTOR CO., LTD.

Record of Resolutions of the General Meetings of Shareholders

1. September 8, 1948	(drafting for Incorporation)
2. September 24, 1948	(establishment)
3. November 14, 1949	(amendment)
4. July 1, 1951	(amendment)
5. October 25, 1951	(amendment)
6. April 10, 1952	(amendment)
7. August 2, 1952	(amendment)
8. September 20, 1952	(amendment)
9. December 1, 1952	(amendment)
10. May 20, 1953	(amendment)
11. August 16, 1953	(amendment)
12. September 27, 1953	(amendment)
13. December 30, 1953	(amendment)
14. April 17, 1955	(amendment)
15. October 29, 1955	(amendment)
16. October 29, 1956	(amendment)
17. April 27, 1957	(amendment)
18. October 29, 1957	(amendment)
19. April 28, 1959	(amendment)
20. April 28, 1960	(amendment)
21. October 28, 1960	(amendment)
22. October 30, 1961	(amendment)
23. April 26, 1962	(amendment)
24. October 26, 1962	(amendment)
25. December 18, 1962	(amendment)
26. April 28, 1964	(amendment)
27. October 30, 1970	(amendment)
28. October 29, 1973	(amendment)
29. April 26, 1974	(amendment)
30. April 24, 1975	(amendment)
31. May 25, 1978	(amendment)
32. May 22, 1980	(amendment)
33. May 27, 1982	(amendment)
34. October 1, 1982	(amendment)
35. August 19, 1985	(amendment)
36. May 28, 1987	(amendment)
37. June 27, 1991	(amendment)
38. June 29, 1994	(amendment)
39. June 29, 1999	(amendment)
40. June 28, 2001	(amendment)
41. June 25, 2002	(amendment)
42. June 24, 2003	(amendment)
43. June 23, 2004	(amendment)
44. June 23, 2005	(amendment)

Chapter I. General Provisions

Article 1.    (Corporate name)

The Company is called Honda Giken Kogyo Kabushiki Kaisha, which is written in English as HONDA MOTOR CO., LTD.

Article 2.    (Objects)

The object of the Company shall be to carry on the following business:

1. Manufacture, sale, lease and repair of motor vehicles, ships and vessels, aircrafts and other transportation machinery and equipment.

2. Manufacture, sale, lease and repair of prime movers, agricultural machinery and appliances, generators, processing machinery and other general machinery and apparatus, electric machinery and apparatus and precision machinery and apparatus.

3. Manufacture and sale of fiber products, paper products, leather products, lumber products, rubber products, chemical industry products, ceramic products, metal products and other products.

4. Overland transportation business, marine transportation business, air transportation business, warehousing business, travel business and other transport business and communication business.

5. Sale of sporting goods, articles of clothing, stationary, daily sundries, pharmaceuticals, drink and foodstuffs and other goods.

6. Financial business, nonlife insurance agency business, life insurance agency business, construction business including building construction work and real estate business including real estate brokerage.

7. Publishing business, advertising business, translation business, interpretation business, management consultancy business, information services including information processing, information and communication and information provision, industrial planning and design, comprehensive security business and labor dispatch services.

8. Management of parking garages, driving schools, training and education facilities, racecourses, recreation grounds, sporting facilities, marina facilities, hotels, restaurants and other facilities.

9. Manufacture, sale and licensing of equipment, parts and supplies and all other relevant business activities and investments relating to each of the foregoing items.

Article 3.    (Location of head office)

The Company shall have its head office in Minato-ku, Tokyo.

Article 4.    (Method of giving public notices)

The public notices of the Company shall be given by publication in the Nihon Keizai Shinbun published in Tokyo.

Chapter II. Shares

Article 5.    (Total number of shares authorized to be issued by the Company)

The total number of shares authorized to be issued by the Company shall be 3,554,000,000 shares; provided, however, that in case any retirement of shares is made, the number of shares authorized to be issued shall be decreased correspondingly by the number of shares so cancelled.

Article 6.    (Purchase by Company of its own shares with resolution of the Board of Directors)

The Company may purchase its own shares with a resolution of the Board of Directors in accordance with the provision of Article 211-3, Paragraph 1, Item 2 of the Commercial Code.

Article 7.    (Number of shares per one unit of shares, and non-issuance of share certificates representing less than one unit)

One unit of shares in the Company consists of one hundred (100) shares.

The Company shall not issue any share certificates representing shares less than one unit of shares (hereinafter referred to as the “Shares Less Than One Unit”); provided, however, that this shall not apply to the matters otherwise provided for in the Share Handling Regulations.

Article 8.    (Request for sale of Shares Less Than One Unit)

A shareholder (including a beneficial shareholder; the same applies hereinafter) holding Shares Less Than One Unit may, in accordance with the provisions of the Share Handling Regulations, make a request to the effect that such number of shares should be sold to it that will, when added to the Shares Less Than One Unit already held by that shareholder, constitute one unit of shares.

Article 9.    (Procedures relating to shares, etc.)

The denomination of the share certificates of the Company shall be provided for in the Share Handling Regulations established by the Board of Directors.

Transfer of shares, purchase and request for sale of Shares Less Than One Unit and other procedures and fees relating to shares shall be governed by the Share Handling Regulations established by the Board of Directors.

Article 10.    (Transfer agent)

The Company shall have a transfer agent with respect to shares. The transfer agent and its place of business shall be selected by resolution of the Board of Directors, and a public notice thereof shall be given.

The shareholders’ register and the register of beneficial shareholders of the Company (hereinafter referred to as the “shareholders’ registers”) and the register of lost share certificates shall be kept at the transfer agent’s place of business and registration of transfer of shares, purchase and request for sale of Shares Less Than One Unit and any other business relating to shares shall be handled by the transfer agent and not by the Company.

Article 11.    (Record date)

The shareholders appearing or recorded on the shareholders’ registers as of the end of each accounting period shall be the shareholders entitled to exercise the rights of shareholders at the ordinary general meeting of shareholders for such accounting period.

If it is necessary in addition to the preceding paragraph, the shareholders or registered pledgees appearing or recorded on the shareholders’ registers as of a specific date of which advance public notice is given in accordance with the resolution of the Board of Directors shall be deemed the shareholders or pledgees entitled to exercise the rights of shareholders or pledgees.

Chapter III. General Meeting of Shareholders

Article 12.    (Time of convocation)

The ordinary general meeting of shareholders shall be convened within three months from the day following the end of each fiscal year.

In addition to the above, an extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 13.    (Persons to convene meeting and place of meeting)

Except as otherwise provided by laws or ordinances, a general meeting of shareholders shall be convened by the President, based upon the resolution of the Board of Directors. If the President is prevented from so doing, one of the other Directors in the order fixed in advance by the Board of Directors shall convene the meeting. A general meeting of shareholders may be held either at the head office or in its vicinity, or in Wako City, Saitama Prefecture.

Article 14.    (Chairman)

Chairmanship of a general meeting of shareholders shall be assumed by the Chairman of the Board of Directors or the President and Director pursuant to a resolution made in advance by the Board of Directors. If both the Chairman of the Board of Directors and the President and Director are prevented from so doing, one of the other Directors shall do so in the order fixed in advance by the Board of Directors.

Article 15.    (Resolutions)

Unless otherwise provided by laws or ordinances or by these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority vote of the Shareholders present and entitled to vote thereat.

The special resolution provided for in Article 343 of the Commercial Code shall be adopted by two-thirds or more of the votes of the shareholders present at a meeting who hold one-third or more of the voting rights of all shareholders.

Article 16.    (Exercise of voting rights by proxy)

Shareholders or their legal representatives may delegate the power to exercise the voting rights to proxies providing such proxies shall be shareholders of the Company who are entitled to the voting rights. Such shareholders or proxies shall present to the Company a document evidencing their power of representation for each general meeting of shareholders.

Article 17.    (Minutes)

The minutes of the general meetings of shareholders shall record the substance of the proceedings at the meetings and the results thereof and shall bear the names and seals of the Chairman and the Directors present, and such minutes shall be kept on file for ten years at the head office of the Company and the certified copies thereof shall be kept on file for five years at each of the branches of the Company.

Chapter IV. Directors and Board of Directors

Article 18.    (Number of Directors)

Directors of the Company shall be not more than thirty in number.

Article 19.    (Election of Directors)

Directors shall be elected at a general meeting of shareholders. Resolution of such elections shall be adopted by a majority of the votes of the shareholders present, who must hold one-third or more of the votes of all shareholders. A resolution for the election of Directors shall not be by cumulative voting.

Article 20.    (Term of Office)

The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders relating to the last business term occurring within one year after their assumption of office.

The term of office of a Director elected to fill vacancies shall expire at the time of expiration of the term of office of the retired Director.

Article 21.    (Directors with executive powers)

The Board of Directors shall elect from among the Directors one President and Director and may elect one Chairman of the Board of Directors, several Executive Vice Presidents and Directors, Senior Managing Directors and Managing Directors.

Article 22.    (Representative Directors)

The President and Director shall represent the Company.

In addition to the preceding paragraph, the Board of Directors shall elect, pursuant to its resolutions, Directors who shall each represent the Company.

Article 23.    (Board of Directors)

Except as provided in the Articles of Incorporation, matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.

Article 24.    (Notice of meetings of the Board of Directors)

Notice of convocation of a meeting of the Board of Directors shall be sent to each Director and Corporate Auditor three days prior to the date of the meeting, provided, however, that such period may be shortened in case of urgent necessity. If the consent of all Directors and Corporate Auditors is obtained in advance, a meeting may be held without following the procedures for convening a meeting.

Article 25.    (Remuneration of Directors)

Remuneration and retirement allowance of Directors shall be determined by resolution of a general meeting of shareholders.

Chapter V. Corporate Auditors and Board of Corporate Auditors

Article 26.    (Number of Corporate Auditors)

Corporate Auditors of the Company shall be not more than seven in number.

Article 27.    (Election of Corporate Auditors)

Corporate Auditors shall be elected at a general meeting of shareholders.

Resolution of such election shall be adopted by a majority of the votes of the shareholders present, who must hold one-third or more of the votes of all shareholders.

Article 28.    (Term of Office of Corporate Auditors)

The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders relating to the last business term occurring within four years after their assumption of office.

The term of office of a Corporate Auditor elected to fill vacancies shall expire at the time of expiration of the term of office of the retired Corporate Auditor.

Article 29.    (Board of Corporate Auditors)

Except as provided in the Articles of Incorporation, matters relating to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors, provided, however, that such Regulations may not preclude the exercise of the power of any Corporate Auditor.

Article 30.    (Notice of Meetings of Board of Corporate Auditors)

Notice of convocation of a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor three days prior to the date of the meeting, provided, however, that such period may be shortened in case of urgent necessity. If the consent of all Corporate Auditors is obtained in advance, a meeting may be held without following the procedures for convening a meeting.

Article 31.    (Remuneration of Corporate Auditors)

Remuneration and retirement allowance of Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

Chapter VI. Accounts

Article 32.    (Date of closing of accounts)

March 31 of each year shall be the date of closing of accounts of the Company.

Article 33.    (Dividend)

Dividends shall be paid to the shareholders or registered pledgees appearing or recorded on the shareholders’ registers as of the end of each accounting period.

Article 34.    (Interim dividend)

By resolution of the Board of Directors, distribution of money (“Interim Dividend”) may be made to the shareholders or registered pledgees appearing or recorded in the shareholders’ registers as of September 30 of each year.

Article 35.    (Limitation period for dividends)

The Company shall be relieved of the obligation to pay dividends and Interim Dividends upon expiration of three full years from the day they became due and payable.

-End-